SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2001

FORTUNE NATURAL RESOURCES CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	1-12334	95-4114732
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identificaiton No.

515 W. Greens Road, Suite 720, Houston, Texas 77067
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (281) 872-1170
Registrant's telecopier number, including area code: (281) 872-1213

                                     N/A
(Former name or former address, if changed since last report)

Item 5. Other Items

        NOVEMBER 13, 2001 - HOUSTON, TEXAS - FORTUNE NATURAL RESOURCES CORPORATION (NASDAQ OTC BB SYMBOL: FPXA) today announced its financial results for the quarter ended September 30, 2001.

        Third quarter 2001 versus third quarter of 2000

        Fortune realized a net loss for the third quarter of 2001 of $2,102,000, or $0.13 per share, compared to net income of $2,000 (less than $0.01 per share) for the same period in 2000. The significantly higher loss in 2001 results primarily from a $1.7 million non-cash impairment expense in 2001.

                As a result of decreases in oil and gas prices, Fortune’s evaluated, net capitalized oil and gas property costs exceed its proved reserve value ceiling by $1,700,000. Consequently, Fortune expensed this excess as a non-cash impairment to oil and gas properties as of September 30, 2001. The value of Fortune’s proved reserves is determined using oil and gas prices in effect at the end of each period for which a ceiling test is performed. If prices increase after the end the period, those higher prices may be used to calculate a lower impairment expense. The oil and gas prices in effect at September 30, 2001 of approximately $20.48 per Bbl and $1.98 per Mcf, respectively, were the lowest prices on an equivalent Mcf basis we have experienced in a quarterly ceiling test since the first quarter of 1999. Those prices would have resulted in a $3.1 million impairment expense. However, Fortune used the current prices of prices approximately $17.01 per Bbl for oil and $2.87 per Mcf for gas to record a lower impairment expense for the current quarter.

        Fortune’s oil and gas revenues decreased 66% to $265,000 in the third quarter of 2001 versus 2000 as a result of the lower oil and gas prices and lower oil and gas production. Gas prices decreased 32% to $2.94 per Mcf during the third quarter of 2001 versus $4.32 per Mcf for the same 2000 period. Oil prices decreased 18% to $25.23 per Bbl versus $30.61 per Bbl for 2000. Gas production decreased 54% to 73,100 Mcf while oil production decreased 32% to 2,000 Bbls for the third quarter of 2001 as compared to the same period in 2000.

        The significant portion of the production decline is attributable to the previously reported loss of production from the South Timbalier Block 86 well that ceased producing in March 2001. The operator has informed Fortune that the well produced approximately 2 million cubic feet of gas per day for a brief period during August 2001 and there are plans to conduct further operations to attempt to restore production. However, there is no assurance that production will resume. This well accounted for approximately 33% of Fortune’s revenues during the third quarter of 2000 but production had been declining since reaching a peak in May 2000. In the first quarter of 2001, it accounted for only 14% of Fortune’s revenues. Also, the operator of the La Rosa field has informed Fortune that problems during August and September 2001 with the primary salt water disposal well in the field resulted in oil and gas production curtailments during those months. The problems were corrected in October and production is being increased. Delays in drilling operations, primarily because of shortages of equipment and contractors, have hindered our efforts to add new production. However, we have an active drilling program planned for the remainder of 2001. Two more wells are planned for La Rosa and a well is currently underway in Gamble Gully.

        Production and operating expense decreased 8% for the third quarter of 2001 versus 2000 because of lower production taxes as a result of the lower oil and gas revenues. DD&A expense decreased 42% to $162,000 during the third quarter of 2001 because of the lower production.

        Fortune’s liquidity and financial position remained strong through the third quarter of 2001. At September 30, 2001, Fortune reported a cash balance of $806,000, net working capital of $834,000 and no debt repayments due before 2007. Fortune reported $(161,000) of cash flow in its operating activities during the third quarter of 2001 compared to of $310,000 during the same 2000 period. Before considering the effect of changes in operating assets and liabilities, cash flow was $(231,000) during the third quarter of 2001 compared $291,000 during the same 2000 period.

        Year-to-date 2001 versus 2000

        Fortune’s net loss for the first nine months of 2001 increased to $2,206,000, or $0.13 per share, compared to a net loss of $495,000, or $0.03 per share, for the same period in 2000. The higher 2001 loss results primarily from the non-cash impairment to oil and gas properties discussed above.

        Fortune’s oil and gas revenues decreased 12% to $1,580,000 in the first nine months of 2001 versus 2000 as lower oil and gas production offset higher gas prices. Gas prices increased 50% to $5.39 per Mcf during the first nine months of 2001 versus $3.59 per Mcf for the same 2000 period. Oil prices decreased 10% to $26.29 per Bbl versus $29.09 per Bbl for 2000. Gas production decreased 37% to 263,900 Mcf while oil production decreased 37% to 6,000 Bbls for the first nine months of 2001 as compared to the same period in 2000.

        The 2000 loss also includes a $118,000 extraordinary loss attributable to the non-cash premium paid to the noteholders who converted their $930,000 of notes to common stock during the first quarter of 2000.

        FORTUNE NATURAL RESOURCES CORPORATIONis an independent oil and gas exploration and production company with its principal properties located onshore and offshore Louisiana and Texas. Certain statements in this news release regarding future expectations and plans may be regarded as “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They are subject to various risks, such as operating hazards, drilling risks, and other uncertainties inherent in the business of exploring for, developing and producing oil and gas which may be beyond Fortune’s control. For a discussion of the contingencies and uncertainties affecting future events and forward-looking statements, see Fortune’s most recent Annual Report on Form 10-KSB, as well as other filings with the Securities and Exchange Commission. There can be no assurance that Fortune will be successful in meeting its expectations.

************

Company Contact: J. Michael Urban
Vice President and CFO
(281) 872-1170

FORTUNE NATURAL RESOURCES CORPORATION

STATEMENTS OF OPERATIONS
($'s in thousands, except price and per share figures)

                                                      Three Months Ended    Nine Months Ended
                                                        September 30,          September 30,
                                                     -------------------   -------------------
                                                       2001       2000      2001       2000
                                                     --------   --------   --------   --------
                                                                   (Unaudited)
REVENUES
   Sales of oil and gas, net of royalties ........   $    265   $    777   $  1,580   $  1,793
   Other income ..................................          9         15         34         26
                                                     --------   --------   --------   --------
                                                          274        792      1,614      1,819
                                                     --------   --------   --------   --------
COSTS AND EXPENSES
   Production and operating ......................        140        153        463        438
   Provision for depletion, depreciation
     and amortization.............................        162        280        471        699
   General and administrative ....................        304        288        977        852
   Interest ......................................         70         69        209        207
   Impairment to oil and gas properties ..........      1,700          -      1,700          -
                                                     --------   --------   --------   --------
                                                        2,376        790      3,820      2,196
                                                     --------   --------   --------   --------
Income (loss) before extraordinary item...........     (2,102)         2     (2,206)      (377)
Extraordinary loss on early extinguishments
   of debt........................................          -          -          -       (118)
                                                     --------   --------   --------   --------
Net income (loss) ................................   $ (2,102)  $      2   $ (2,206)  $   (495)
                                                     ========   ========   ========   ========
Weighted average number of common
  shares outstanding (thousands) .................     16,470     16,382     16,459     15,682
                                                     ========   ========   ========   ========
Net loss per common share (basic and diluted)
   Income (loss) before extraordinary item .......   $  (0.13)  $      -   $  (0.13)  $  (0.02)
   Extraordinary item.............................          -          -          -      (0.01)
                                                     --------   --------   --------   --------
      Net income (loss) per common share$(0.13)...   $  (0.13)  $      -   $  (0.13)  $  (0.03)
                                                     ========   ========   ========   ========
Net cash provided by (used in) -
   Operating activities
     Before changes in operating assets
      and liabilities.............................                         $     (2)  $    344
                                                                           ========   ========
     After changes in operating assets
      and liabilities.............................                         $    376   $    143
                                                                           ========   ========
   Investing activities ..........................                         $   (588)  $   (524)
                                                                           ========   ========
   Financing activities ..........................                         $    (10)  $    763
                                                                           ========   ========
                     SUMMARY OF BALANCE SHEETS

                                      September 30, 2001      December 31, 2000
                                      ------------------      -----------------
Cash and cash equivalents                  $   806                 $ 1,028
Net working capital                            834                   1,424
Property and equipment, net                  4,146                   5,729
Total assets                                 5,219                   7,429
Long-term debt                               2,295                   2,295
Net stockholders' equity                     2,685                   4,858

                          PRODUCTION DATA
                                                      Three Months Ended    Nine Months Ended
                                                        September 30,          September 30,
                                                     -------------------   -------------------
                                                       2001       2000       2001       2000
                                                     --------   --------   --------   --------
Net production:
   Oil (Bbl)......................................      2,000      2,900      6,000      9,600
   Gas (Mcf)......................................     73,100    159,400    263,900    422,200
Average sales prices:
   Oil ($/Bbl)....................................   $  25.23   $  30.61   $  26.29   $  29.09
   Gas ($/Mcf)....................................       2.94       4.32       5.39       3.59

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

        None

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FORTUNE NATURAL RESOURCES CORPORATION
By: /s/ Dean W. Drulias
Dean W. Drulias Executive Vice President

Date:   November 13, 2001